  Exhibit 99.1
 Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380

PRESS RELEASE

Release Date: November 28, 2008

Contact:     Ms. Judith Barber
Corporate Secretary

BANK OF SMITHTOWN ELECTS NEW DIRECTOR

Smithtown, N.Y., November 28, 2008 - Joseph Winters has been elected to the boards of directors of Bank of Smithtown and Smithtown Bancorp (NASDAQ: SMTB). He was elected to fill the vacancies created by the recent retirement of Dr. Sanford Scheman from both boards.

Mr. Winters most recently served for nine years as CEO of Winters Brothers Waste Management. With 430 employees and more than $150 million in annual revenue, Winters Brothers is the largest waste management and recycling company on Long Island, and was one of the largest privately-held waste companies in the United States. In late 2007, Mr. Winters and his brothers sold the company to a large, national waste management and recycling company.

Brad Rock, Chairman of the boards of directors of Bank of Smithtown and Smithtown Bancorp, said: “Joe Winters is an experienced and astute businessman. By being keenly aware of various ecological, business and financial trends, he was able to build one of Long Island’s most successful businesses. We are pleased to have someone of his capabilities join our boards.”

Mr. Winters lives in St. James, New York, with his wife, Michele, and their two sons, Patrick and Sean.